UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: March 16, 2022

(Date of earliest event reported)

TENET HEALTHCARE CORPORATION

(Exact name of Registrant as specified in its charter)

Nevada	1-7293	95-2557091
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

14201 Dallas Parkway Dallas, Texas 75254
(Address of principal executive offices, including zip code)

(469) 893-2200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.05 par value	THC	New York Stock Exchange
6.875% Senior Notes due 2031	THC31	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On March 16, 2022 (the “Closing Date”), Tenet Healthcare Corporation, a Nevada corporation (the “Company”) entered into an Amendment No. 7 (the “ABL Amendment”) to its existing Amended and Restated Credit Agreement dated as of October 19, 2010 ( the “Existing Credit Agreement” and, as amended by the ABL Amendment, the “New Credit Agreement”), by and among the Company, as the borrower, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent (in such capacity, the “ABL Agent”).

The ABL Amendment has an effective date of March 16, 2022 and amends certain provisions under the Existing Credit Agreement to, among other things, (i) provide for aggregate revolving commitments not to exceed $1.5 billion (the “Facility”), subject to borrowing availability, (ii) extend the maturity date to March 16, 2027 (the “Scheduled Maturity Date”) and (iii) replace LIBOR with Term SOFR and Daily Simple SOFR as the reference interest rate.

The Facility provides for a $200 million sub-facility for letters of credit. The Company’s borrowing availability under the Facility is calculated by reference to a borrowing base which is determined by specified percentages of eligible accounts receivable, eligible inventory and Medicaid supplemental payments.

The Company’s obligations under the New Credit Agreement are guaranteed by certain domestic wholly-owned hospital subsidiaries of the Company (the “Subsidiary Guarantors”). The Company’s and the Subsidiary Guarantors’ obligations under the New Credit Agreement are secured by a first-priority lien on the accounts receivable and inventory owned by the Company and the Subsidiary Guarantors.

The Facility will terminate on the earlier of (i) the Scheduled Maturity Date or (ii) 45 business days prior to the maturity date of any series of the Company’s senior notes and/or senior secured notes but solely to the extent that the principal amount of such series exceeds $2.5 billion (each, a “Springing Maturity Date”), unless (a) prior to each Springing Maturity Date, with respect to at least 80% of the aggregate principal amount of the applicable series of notes, the maturity date is extended to a date no earlier than one year after the Scheduled Maturity Date or such amount is repaid, defeased, discharged or refinanced or (b) on each such Springing Maturity Date, the Excess Availability Condition (as defined in the New Credit Agreement), determined on a pro forma basis, after giving effect to the full repayment of the applicable series of the notes, is satisfied.

Outstanding revolving loans under the Facility accrue interest during the period prior to the first delivery of a borrowing base certificate following the Closing Date at a rate equal to either (i) a base rate plus a margin of 0.25% per annum or (ii) Term SOFR, Daily Simple SOFR or EURIBOR Rate plus a margin of 1.25% per annum. Thereafter, outstanding revolving loans under the Facility accrue interest at either (a) a base rate plus an applicable margin ranging from 0.25% to 0.75% per annum or (b) Term SOFR, Daily Simple SOFR or EURIBOR Rate plus an applicable margin ranging from 1.25% to 1.75% per annum, in each case based upon available credit under the Facility. The undrawn portions of the commitments under the Facility are subject to a commitment fee at a rate ranging from 0.25% to 0.375% per annum, based upon available credit under the Facility.

The ABL Agent and certain lenders that are party to the New Credit Agreement, as well as certain of their affiliates, have performed, and may in the future perform, for the Company and its subsidiaries, various commercial banking, investment banking, underwriting and other financial advisory services, for which they have received and may in the future receive customary fees and expenses.

The foregoing description of the ABL Amendment and the New Credit Agreement is a summary and is qualified in its entirety by reference to the ABL Amendment and the New Credit Agreement, which are filed herewith as Exhibit 10.1 and are incorporated herein by reference. The Company issued a press release announcing the ABL Amendment, a copy of which is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) The following exhibits are filed as a part of this Report.

Exhibit No.	Description

10.1*	Amendment No. 7, dated as of March 16, 2022, to that certain Amended and Restated Credit Agreement, dated as of October 19, 2010, among the Tenet Healthcare Corporation, the lenders and issuers party thereto and Citicorp USA, Inc., as administrative agent

99.1	Press Release issued on March 17, 2022

104	Cover page from Tenet Healthcare Corporation’s Current Report on Form 8-K, formatted in Inline XBRL

*

Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The descriptions of the omitted schedules and exhibits are contained within the Amendment No. 7. The Company hereby agrees to furnish a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TENET HEALTHCARE CORPORATION

Date: March 17, 2022	By:	/s/ Thomas Arnst
		Name:	Thomas Arnst
		Title:	Executive Vice President, Chief Administrative Officer and General Counsel